UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 21, 2011

NORTHWEST PIPE COMPANY

(Exact name of registrant as specified in its charter)

OREGON	0-27140	93-0557988
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5721 SE Columbia Way, Suite 200

Vancouver, WA 98661

(360) 397-6250

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On April 21, 2011, Northwest Pipe Company (the “Company”) entered into an Amended and Restated Executive Employment Agreement (the “Amended Employment Agreement”) with Richard A. Roman, the Company’s President and Chief Executive Officer. The Amended Employment Agreement provides for an annual base salary of $530,000 and eligibility to participate in the Company’s cash and stock incentive plans and all other employee benefit plans available to the Company’s employees. The Amended Employment Agreement is for a term ending June 30, 2012. If Mr. Roman’s employment is terminated by the Company for Cause (as defined in the Amended Employment Agreement), or if Mr. Roman terminates his employment without Good Reason (as defined in the Amended Employment Agreement), or in the event of Mr. Roman’s death or disability, the Company will pay Mr. Roman’s base salary through the date of termination. If Mr. Roman’s employment is terminated by the Company without Cause or if Mr. Roman terminates his employment for Good Reason, the Company will continue to pay Mr. Roman’s base salary for the remainder of the term of Amended Employment Agreement. Mr. Roman will be paid an additional amount equal to his annual base salary if his employment is terminated (i) by the Company without Cause; (ii) by Mr. Roman for Good Reason; (iii) as a result of Mr. Roman’s death or disability; or (iv) as a result of the expiration of the term of the Amended Employment Agreement. Also on April 21, 2011, Mr. Roman was awarded a cash bonus of $125,000.

On April 21, 2011, the Company entered into a change in control agreement (the “Change in Control Agreement”) with Robin Gantt, the Company’s Vice President and Chief Financial Officer. The Change in Control Agreement is for a term ending July 19, 2011, with automatic one-year extensions unless either party gives 90 days prior written notice that the term of the Agreement shall not be so extended. If a Change in Control (as defined in the Change in Control Agreement) occurs during the term of the Change in Control Agreement, the Change in Control Agreement will continue in effect until two years after the Change in Control. If Ms. Gantt’s employment is terminated within two years after a Change in Control either (i) by the Company without Cause (as defined in the Change in Control Agreement) or (ii) by Ms. Gantt for Good Reason (as defined in the Change in Control Agreement), Ms. Gantt will be entitled to receive her full base salary through the date of termination and any benefits or awards (both cash and stock) that have been earned or are payable through the date of termination plus (a) a lump sum payment equal to two years’ base salary and (b) an amount equal to two times the average cash bonus paid to Ms. Gantt during the previous three years. In addition, Ms. Gantt would be entitled to the continuation of health and insurance benefits for certain periods and all outstanding unvested stock options would immediately become fully vested. In the event that the payments made under the Change in Control Agreement would be deemed to be a “parachute payment” under the Internal Revenue Code of 1986, Ms. Gantt may choose to accept payment of a reduced amount that would not be deemed to be a “parachute payment.”

The foregoing descriptions of the Amended Employment Agreement and the Change in Control Agreement do not purport to be complete and are qualified in their entirety by the full text of such Agreements, which are filed herewith as Exhibits 10.1 and 10.2 and are incorporated herein by reference.

Item 9.01.	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits.

10.1	Amended and Restated Executive Employment Agreement between Northwest Pipe Company and Richard A. Roman dated as of April 21, 2011.

10.2	Change in Control Agreement between Northwest Pipe Company and Robin Gantt dated as of April 21, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized on April 25, 2011.

NORTHWEST PIPE COMPANY
(Registrant)

By	/s/ ROBIN GANTT
Robin Gantt,
Vice President and Chief Financial Officer